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                               PERMA-FIX
                     ____________________________
                     ENVIRONMENTAL SERVICES, INC.
                     ____________________________

FOR IMMEDIATE RELEASE

Contact:

Dr. Louis F. Centofanti       Stan Altschuler     Karl Ehlert,
Perma-Fix Environmental       Strategic Growth    Conseiller
Services, Inc.
(404) 847-9990                (516) 829-7111      (011) 34 971 825 719


           PERMA-FIX ENVIRONMENTAL COMPLETES ACQUISITION OF
          INDUSTRIAL WASTE TREATMENT COMPANIES WITH COMBINED
                   REVENUES OF MORE THAN $22 MILLION
               * Acquisition Is Accretive To Earnings
               * Pro-forma Annualized Revenues To Exceed $55 Million

Atlanta, GA  June 3, 1999   Perma-Fix Environmental Services, Inc.
(NASDAQ: PESI) (GERMANY: PES.BE) and its CEO, Dr. Louis F. Centofanti announced today that it has completed the previously announced acquisition of Chemical Conservation Corporation, Chemical Conservation of Georgia, Inc. and Chem-Met Services, Inc. collectively referred to as "Chem-Con." The combined purchase price of this acquisition totaled $8.7 million, with the consideration paid in the form of cash, notes and common stock.

Chem-Con has more than 30 years of experience and proven expertise in the waste industry and operates waste treatment facilities in Orlando, Florida; Valdosta, Georgia; and Detroit, Michigan. For the year ended September 30, 1998, Chem-Con had combined revenues of approximately $22 million and net income of $480,000. The acquisition of Chem-Con is of strategic importance to the continued growth of Perma-Fix and, including Chem-Con revenues for a full twelve months, will result in revenue growth to an annualized run-rate of more than approximately $55 million. In addition, the acquisition significantly expands the Company's presence
into several new major markets and geographic locations.   Perma-Fix
currently operates waste treatment facilities in Gainesville, Florida; Ft. Lauderdale, Florida; Dayton, Ohio; and Tulsa, Oklahoma.

Chem-Con's revenues are principally generated from the collection, treatment, and recycling of industrial and hazardous waste, including waste oils, water and miscellaneous solid waste. Chemical Conservation Corporation operates a permitted treatment and storage facility and transfer station that also serves as the base for a private trucking fleet; Chemical Conservation of Georgia, Inc. treats hazardous waste and recycles solvents; and Chem-Met Services, Inc. treats and stabilizes inorganic wastes and maintains a government services division that is focused principally on the Defense Revitalization and Marketing Services
(DRMS) market. Perma-Fix will utilize this established government services division as a platform to further enhance its current and future governmental initiatives. Perma-Fix will immediately capitalize on new growth opportunities by incorporating the use of its proprietary Perma-Fix I and patent-pending Perma-Fix II processes at these facilities.

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June 3, 1999



Commenting on the acquisition, Dr. Louis Centofanti, Chairman and
Chief Executive Officer commented, "The acquisition significantly expands the size of our market, increases our geographic presence and represents a strategic milestone in the growth of our Company. In addition, the acquisition of Chem-Con is accretive to our earnings and will positively impact our earnings per share. We will immediately capitalize on the use of our proprietary technologies at these new locations, towards establishing a dominant position in the waste treatment industry. Chem-Con is excellently managed, and experiencing growth, particularly within its government services division, which focuses on the Department of Defense (DOD). Their established presence as a provider of waste treatment services to the government significantly expands our own capabilities in this area, and will compliment our efforts to provide hazardous waste treatment services to the U.S. Departments of Defense and Energy."

Tom Sullivan, principal owner and President of Chem-Con, who will join the Perma-Fix Board, commented that, "I am excited to be joining forces with Perma-Fix. The combination of Perma-Fix and Chem-Con, as a larger entity, will create a new powerful, and highly competitive force in the environmental industry."

Perma-Fix Environmental Services, Inc. provides unique hazardous, mixed and industrial waste management services, along with environmental
engineering and consulting services.   The Perma-Fix Process is a
proprietary mobile treatment technology that converts hazardous waste into a non-hazardous material. The process is simple, safe, create little or no volume increase and is the most cost-effective option on the market today for the cleanup of mixed radioactive waste. Perma-Fix is widely recognized for meeting customer needs with technologically advanced alternatives to traditional landfill and incineration methods.

Please visit us on the World Wide Web at "www.perma-fix.com."

This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the information concerning the possible or assumed future results of operations of the combined Companies, increased revenue, enhanced profitability and growth opportunities and the impact on earnings per share, economies of scale, new customers, access to new products and additional markets as a result of the acquisition. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, or the ability of

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the Company to achieve the anticipated economies of scale, profitability and growth. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

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